Exhibit 99.2


                         UNITED NATURAL FOODS, #11083000
                         Second Quarter 2007 Conference
                        February 20, 2007, 11:00 a.m., ET


Operator Good morning, ladies and gentlemen, and welcome to the United Natural Foods second quarter 2007 conference call. During today's presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you'd like to withdraw your question, please press the star followed by the two. If you are using speaker equipment, please lift the handset before making your selection. As a reminder, this conference is being recorded today, Tuesday, February 20, 2007.

                        I would now like to turn the conference over to Miss Julie Tu of the Financial Relations Board. Please go ahead.

J. Tu As a reminder, this call is also being webcast today and can be accessed on the internet at www.UNFI.com.

                        Before we begin, as usual we would like to remind everyone about the cautionary language regarding forward-looking statements contained in the press release. That same language applies to comments made on this morning's conference call.

                        With that, I'd like to turn the call over to Mike Funk.

M. Funk Thank you, Julie, and thank you for joining our second quarter conference call. Joining me today on the call is Mark Shamber, our Chief Financial Officer.

                        Our second quarter sales were $668.5 million, an 11.2% increase from the second quarter a year ago. We are comping over a very strong quarter a year ago which came in at 17.2%. The two-year comp growth number is 32.5%.

                        Our sales by channel numbers continue to show the strength in our supermarket business which increased by 27.5%. The independent channel slowed to 7.8% growth and supernaturals grew at 9.2%. Food service had a growth rate of nearly 41%.

                        While the quarter came in on the lower end of our 11% to 15% guidance for the year, we remain optimistic of stronger sales trends the last half of fiscal '07. On January 15th of this year we began the transition to primary supplier in the Southern California region of Whole Foods to our facility located in Fontana, California. As previously announced, we anticipate this new business bringing approximately $100 million in annual volume to our Western region.

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UNITED NATURAL FOODS                                                     Page 1


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                        The transition of this business involved bringing into
                        Fontana 2,900 new items, reslotting 75% of the warehouse and rerouting 60% of the entire routes originating from there. We hired and trained approximately 100 new warehouse and driver personnel. All this was accomplished in a tight timeframe with minimal impact to our customer base. Fulfillment rates were good throughout the transition.

                        This effort was a major achievement for UNFI, an acknowledgment to Western Region management and particularly Michael Michel, Vice President of Western Region Operations, as well as many staff from around the country that traveled out to assist in making this happen. It will take a few quarters to gain optimum efficiencies as staff continue to develop.

                        With the new Fontana business and increasing number of new stores expected to open in the next few quarters, we are forecasting sales for the latter half of our 2007 will be in the 13% to 15% range.

                        As a percentage of our total business supernaturals were 36.2%, supermarkets were 15% and independents were 43%. Food service was at 2%. Whole Foods' percentage of our total business was 27.4% and Wild Oats was 8.8%.

                        Operations were solid with fulfillment rates of 97.98%, excluding manufacturer out-of-stocks and on-time deliveries at 98.23% were both slightly improved from the previous quarter.

                        Expenses for the quarter were 15.4% of sales, an improvement of 65 basis points from the previous Q2 a year ago. During the quarter we sold one of our buildings in Auburn, California that was vacated when we moved to our new Rocklin, California location in October of 2005. The sale of the building resulted in recording a loss of $1.46 million. The second building that we continue to own in this same location has been put up for sale and a loss of $756,000 has been recorded reflecting the current commercial real estate market in that area.

                        We further terminated a lease in a portion of unused space in our Minneapolis facility, resulting in a charge of $720,000.

                        These one time expense hits totaled 44 basis points. If we were to factor in these costs, our expenses for the quarter would have been 14.9%.

                        Fuel costs were 101 basis points, 3 basis points lower than the quarter a year ago.

                        As mentioned in our press release this morning, construction has begun on our new warehouse in Ridgefield, Washington, just north of Portland, Oregon.

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UNITED NATURAL FOODS                                                     Page 2


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                        We are on track to complete this facility by late summer
                        of this year. Completion of this location will help us relieve our over-capacity issues in our Auburn, Washington facility as well as lowering transportation costs for customers located in Oregon and other parts of the Northwest market.

                        In addition, we have signed a Letter of Intent on a Central Florida existing warehouse and anticipate having that facility ready to occupy by the fall of 2007.

                        Our United Natural Brands division growth rate slowed to a rate of 20% for the quarter as a result of delays to some of our new product launches and branded acquisitions. However, during Q3 and Q4 of this year we project to make several branded acquisitions along with a number of new product launches with our existing brands which will drive the growth of UNB by the end of fiscal '07 to 40% or roughly a run rate of 4% of total company revenues. We anticipate this to have a positive impact on our gross margin.

                        Net income for the quarter was $10.9 million or $0.25 per share, roughly equal to earnings of $0.25 a year ago. However, factoring out the real estate write-downs previously mentioned, brings the net income to $12.7 million or $0.30 per share.

                        Our earnings per share guidance continues to be in the range of $1.25 to $1.30 and our top line sales guidance has been increased on the bottom line to 12.5% to 15% for '07.

                        We continue to believe our execution of our plan to build new facilities and install new warehouse technologies and developing our branded division sales will strengthen our operating margin over the long term.

                        Now for further details on our financial numbers, I'd like to turn the call over to our Chief Financial Officer, Mark Shamber. Mark?

M. Shamber              Thank you, Michael, and welcome to everyone listening in
                        on the call and webcast.

                        Net sales for the second quarter of fiscal 2007 were $668.5 million which represents growth of 11.2% or approximately $67.5 million over prior year net sales of $601.1 million and our two year comparable sales growth was 32.5%.

                        Year-to-date net sales are $1.31 billion yielding sales growth of 11.7% over the prior year. After adjusting for the impact of the two Auburn, California facilities and the early termination of the Minnesota facility and the related asset write-off which I'll discuss in further detail in a moment, net income for the quarter would have been $12.7 million or approximately $0.30 per diluted share compared to $10.8 million or $0.26 per diluted share, excluding special items in the second quarter of fiscal 2006.

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UNITED NATURAL FOODS                                                     Page 3


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                        We reported GAAP net income of $10.9 million or $0.25
                        per diluted share for the second quarter of fiscal 2007. This compares with GAAP net income of $10.6 million or $0.25 per diluted share for the second quarter of fiscal 2006 which ended January 28, 2006.

                        Gross margin of 18.6% for the quarter showed an 81 basis point decline over the prior year's second quarter gross margin of 19.4%. The gross margin decline is due to a variety of contributing factors. First, during the quarter our West region was focused on our transition of the primary distribution for the Southern Pacific region of Whole Foods and adding of the new SKUs that Michael had mentioned to our product mix. As a result, we failed to capitalize on as many forward buying opportunities. In addition, a number of new customer agreements began during or were in place for the entire second quarter.

                        Next, United Natural Brands, our branded products or private label division, experienced slowing sales growth and consequently UNB has not yielded the incremental margin that was expected.

                        Finally, we experienced issues during the quarter related to inventory at our Albert's Organics Division. The related inventory adjustments at Albert's negatively impacted margin by approximately 9 basis points.

                        Our operating expenses for the quarter were 15.4% of net sales compared to 16% for the same period last year. While this represents a 65 basis point improvement over the prior year and a 19 basis point improvement over the prior quarter, the quarter was negatively impacted by a number of one time expenses.

                        During the quarter we recorded $2.2 million in expenses related to the sale and planned sale of our facilities in Auburn, California due to the softening real estate market. The facility that had previously been classified as held for sale in other current assets was sold during the quarter for a loss of $1.466 million. We also reached a decision to sell the other Auburn facility during the quarter and we recorded an impairment loss of $756,000 on that facility based on our expected proceeds from the sale in accordance with FAS-144, Accounting For The Impairment Or Disposal Of Long Lived Assets. These losses negatively impacted operating expenses by 33 basis points.

                        In addition, we terminated the portion of our lease related to unused space at our Minnesota facility for $410,000 and wrote off $310,000 carrying value of the associated leasehold improvements on that space. This negatively impacted operating expenses by an additional 11 basis points during the quarter.

                        Adjusting out these expenses, operating expenses for the quarter would have been approximately 14.9% and operating margin would have been 3.7%. This represents 109 basis point improvement over the prior year operating expenses of 16%.

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UNITED NATURAL FOODS                                                     Page 4


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                        Fuel represented 101 basis points for the quarter, a 3
                        basis point reduction over the prior year. However, our hedging program negatively impacted our fuel costs by $673,000 or 10 basis points during the quarter compared to a 1 basis point impact in the prior year.

                        During the quarter we successfully transitioned the Whole Foods So-Pac [Southern Pacific] business and incurred approximately $880,000 in related costs. While certain of these costs are nonrecurring in nature, we expect to experience higher than normal operating costs at our Fontana facility during the remainder of the fiscal year as our workforce in that facility gains efficiencies.

                        We recorded share based compensation expense during the quarter of $1.04 million or approximately 16 basis points in accordance with FAS-123R.

                        Our days in inventory was at 47 days for the second quarter which is at the low end of our target range of 47 to 50 days and represents a day improvement over the prior year. DSO for the second quarter was at 22 days, favorable to our target range of 25 to 27 days and representing a two day improvement over the prior year.

                        Capital expenditures were $14.5 million or 1.1% of revenues for the first six months of fiscal 2007 which is currently below our target of 1.75% of revenues. We expect our capital expenditures to increase during the second half of fiscal 2007 as we build our new facility in Ridgefield, Washington. Our cap ex guidance for the full fiscal year remains at the $40 to $45 million level.

                        Interest expense in the quarter was approximately 15% higher sequentially and approximately 5% higher year-over-year. The sequential increase was driven by a higher average debt level during the quarter related to increased inventory levels for the holidays. The year-over-year increase in interest expense is primarily driven by the higher interest rates experienced in fiscal 2007 related to the Fed rate increases in the first half of calendar 2006.

                        The company's outstanding commitments under its amended and restated credit facility as of January 2007 were approximately $135 million with liquidity of approximately $132 million.

                        Our return on total capital was 19.1% and our return on equity was 12.2% for the trailing 12 months. These return ratios reflect the impact of share based compensation expense and the Auburn, California and Minnesota facility expenses that were incurred in the second quarter of fiscal 2007.

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UNITED NATURAL FOODS                                                     Page 5


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                        I'd also like to take this opportunity to narrow our
                        sales and earnings guidance for fiscal 2007. Previously, we announced that we expected net sales of $2.7 to $2.8 billion for 2007, representing an 11% to 15% increase over fiscal 2006. At this time we are narrowing that range to $2.74 to $2.8 billion for fiscal 2007, representing a 12.5% to 15% increase over fiscal 2006.

                        Earnings per share is still expected to increase 15% to 19% to a range of $1.25 to $1.30 per diluted share. Adjusting for the one time expenses incurred this quarter, we would expect earnings per share for 2007 to increase 17% to 19% to a range of $1.27 to $1.30 per diluted share.

                        On our fourth quarter conference call in August we had estimated that share based compensation expense for fiscal 2007 could be in the range of $0.08 to $0.10 per diluted share after taxes. At this time we are detailing the estimated impact of share based compensation expense for fiscal 2007 to be approximately $3.9 million to $4.9 million on a pretax basis or $0.06 to $0.07 per diluted share after taxes.

                        Actual expenses recorded during the remainder of fiscal 2007 may vary beyond the guidance provided based on factors such as additional equity awards granted to employees and changes in the company's stock price.

                        That concludes our prepared remarks and at this time we'll turn the call back over to the moderator to facilitate questions.

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UNITED NATURAL FOODS                                                     Page 6